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On the Issue Date specified, Ford Motor Credit Company ("Ford  Credit") will issue the series of its Continuously Offered Bonds for
Retail Accounts Due Nine Months or More from the Date of Issue described below.  Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

        Filed under Rule 424(b)(3), Registration Statement No. 333-86832
                Pricing Supplement No. 44, dated October 4, 2004
                (To prospectus dated May 17, 2002, and prospectus
                         supplement dated November 21, 2003)

                            Ford Motor Credit Company
                 Continuously Offered Bonds for Retail Accounts
                 Due Nine Months or More from the Date of Issue

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Fixed Rate Note                                              Fixed
   CUSIP                                Price to        Interest Rate per    Interest        Stated Maturity    Survivor's
   Number          Price to Public1    Purchasing            Annum            Payment            Date            Option
                                         Agent1                              Frequency
------------------------------------------------------------------------------------------------------------------------------------

  34539C VK5          100.0%            99.6125%            3.300%           Monthly           October 20, 2006       YES

Redemption Information:  N/A
------------------------------------------------------------------------------------------------------------------------------------

  34539C VL3          100.0%            99.3875%            3.800%           Quarterly         October 22, 2007       YES

Redemption Information:  N/A
------------------------------------------------------------------------------------------------------------------------------------

  34539C VM1          100.0%            99.0250%            4.950%           Monthly           October 20, 2009       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning October 20, 2005.  See the prospectus supplement for further information.
------------------------------------------------------------------------------------------------------------------------------------

  34539C VN9          100.0%            98.8250%            5.500%           Semi-Annually     October 20, 2011       YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning October 20, 2006.  See the prospectus supplement for further information.
------------------------------------------------------------------------------------------------------------------------------------

         Recent Developments: On September 17, 2004, Standard & Poor's Rating Services, a division of
McGraw-Hill Companies, Inc. ("S&P") issued a credit rating report titled "Industry Report Card: Global
Automakers." In the discussion of Ford in that report, S&P said:

     "Ford's leeway at the current rating has diminished in the course of this year. Ford's market share losses in the U.S. this year have been worse than our expectations. The company overproduced during the first half of the year, and this is now necessitating production cutbacks to lower dealer stocks.
     Results of its Premier Automotive Group have been disappointing this year-particularly those of its
     Jaguar and Land Rover units-and management has just announced restructuring actions at Jaguar that will necessitate restructuring charges totaling approximately $450 million (pretax). Moreover, recent statements by Visteon Corp. suggest that still more restructuring of the relationship between Visteon and Ford may be necessary, despite the costly (for Ford) actions taken previously. Ford Motor Credit
     Co.'s earnings continue to exceed our expectations, and Ford's overall liquidity and funding flexibility remain satisfactory."

         Ford and Ford Credit have recently completed their annual fall reviews with several credit rating agencies. Historically, the agencies have updated their analyses soon after these meetings and, accordingly, changes to their opinions, if any, may be imminent.

         For a discussion of Ford's recent announcements on its Jaguar operations and an update to its earnings guidance for the third-quarter and full-year 2004, see Ford Credit's Current Report on Form 8-K dated September 17, 2004.


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1 Expressed as a percentage of the aggregate principal amount.
        Trade Date: October 4, 2004                                                                            Merrill Lynch & Co.
        Issue Date: October 14, 2004                                                                            Purchasing Agent
        Minimum Denominations/Increments: $1,000/$1,000                                                        Acting as Principal
        All trades in the Notes described in this pricing supplement will settle on the Issue Date in same-day funds without accrued interest, in book-entry form only through DTC.
        Merrill Lynch & Co. DTC Participant Number:  161


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